                                                                   Exhibit 4.8


                             AMENDED AND RESTATED

                            STOCKHOLDERS' AGREEMENT

                                 BY AND AMONG

                               THE PANTRY, INC.,

                         FS EQUITY PARTNERS III, L.P.,

                    FS EQUITY PARTNERS INTERNATIONAL, L.P.,

                        CHASE MANHATTAN CAPITAL, L.P.,

                          CB CAPITAL INVESTORS, L.P.,

                               BASEBALL PARTNERS

                                      AND

                                PETER J. SODINI



                               OCTOBER 23, 1997

          THIS AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT (this "Agreement") is made and entered into as of October 23, 1997 by and among The Pantry, Inc., a Delaware corporation (the "Company"), FS Equity Partners III, L.P., a Delaware limited partnership ("FSEP III"), FS Equity Partners International, L.P., a Delaware limited partnership ("FSEP International"), Chase Manhattan Capital, L.P., a Delaware limited partnership and successor-in-interest to Chase Manhattan Capital Corporation, a Delaware corporation ("CMC"), CB Capital Investors, L.P., a Delaware limited partnership ("CBC"), Baseball Partners, a New York general partnership ("BP"), and Peter J. Sodini, an individual ("Sodini").


                                    RECITALS

          1. The Company, FSEP III, FSEP International, CMC and BP wish to amend and restate that certain Stockholders' Agreement dated as of August 19, 1996 (the "Old Stockholders' Agreement") by and among such parties, as further set forth below.

          2. The execution and delivery of this Agreement is a condition to the consummation of the transactions contemplated by that certain Stock Purchase Agreement dated as of an even date herewith by and among the Company, FSEP III, FSEP International, CBC and Sodini.


                                   AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:


          1.   Definitions. As used in this Agreement, the following capitalized
               -----------
terms shall have the following meanings:

         Affiliate:  Such term shall have the meaning set forth in Rule 12b-2 of
         ---------
the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended.

         Chase Entities:  CMC, CBC, BP and any member of the Chase Capital Group
         --------------
to which any of CMC, CBC or BP transfers shares of Common Stock in accordance with Section 6.

         Common Stock:  The Common Stock, par value $0.01 per share, of the
         ------------
Company.

         Employee:  Any employee, director or consultant of the Company.
         --------

         FS Entities:  FSEP III and FSEP International.
         -----------

         Person:  Any individual, corporation, entity, partnership, joint
         ------
venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof.

         Public Market Sale:  A sale of securities into the public market
         ------------------
pursuant to Rule 144 or an effective registration statement.

         SBIC:  A Small Business Investment Company licensed by the U.S. Small
         ----
Business Administration (or any successor agency) (the "SBA") that owns shares of Common Stock.

         Securities Act:  The Securities Act of 1933, as amended.
         --------------

         SEC:  Securities and Exchange Commission.
         ---

         Voting Securities:  All of the outstanding shares of the capital stock
         -----------------
of the Company then possessing general voting power with respect to the election of directors.

          2.   Right of First Offer.
               --------------------

               (a) Offer.  Subject to Section 6(a), if either Sodini or any of
                   -----
the Chase Entities determines to solicit, or causes to be solicited, proposals for the acquisition (whether by means of a sale of stock, exchange or other method of sale) of any shares of Common Stock, or receives an unsolicited offer to so acquire any such shares and such Person determines to pursue such an offer for the acquisition of such shares, such Person shall first give the FS Entities written notice (the "Notice") of such intention, which notice shall include a term sheet stating, among other material terms, the minimum sales price that such Person would accept for such shares (the "Target Price"). The FS Entities shall have the right for a period of 20 days following the delivery of the Notice (the "Acceptance Period") to accept the offer to purchase all but not less than all such shares at the Target Price and upon the other terms provided with the Notice.

               (b) Acceptance.  The FS Entities shall, if either so desires,
                   ----------
exercise their rights by delivering to such Person written notice of election prior to 5:00 p.m. Los Angeles time on or before the last day of the Acceptance Period. The acceptance of the offer to purchase all such shares of Common Stock shall identify the committed source of financing for such purchase or provide evidence that the FS Entities are able to effect the purchase. Such Person and the FS Entities shall, as soon as reasonably possible, negotiate in good faith a definitive acquisition agreement containing appropriate provisions customary for a transaction of the type contemplated. If no definitive agreement is agreed upon within 30 days after negotiations are so commenced, such Person shall be free to resume its efforts to sell such shares of Common Stock to other prospective buyers, as further set forth in Section 2(c) below.

               (c) Rejection.  If the FS Entities elect not to exercise their
                   ---------
purchase rights under Section 2(b) during the Acceptance Period or if such Person and the FS Entities are unable to conclude negotiations of a definitive agreement during the 30-day period described above, such Person shall have the right for a period of 60 days thereafter to sell such shares of Common Stock or, within such 60-day period, to enter into a definitive agreement to sell such shares within 30 days of the date of such agreement for a sales price equal to or greater than the Target Price and upon terms that are not materially less favorable to such Person than the terms provided to the FS Entities in the Notice.

               (d) Below Target Price Offer.  If such Person receives a written
                   ------------------------
offer for such shares of Common Stock at any time during such 60-day period which is acceptable to such Person but is less than the Target Price or upon terms materially less favorable to such Person than the terms provided to the FS Entities in the Notice (the "Below Target Price Offer"), such Person shall promptly deliver a copy of the Below Target Price Offer to the FS Entities. During the 20-day period following delivery of such written offer, the FS Entities shall have the right to accept the offer to purchase all, but not less than all, of such shares of Common Stock on the terms reflected in the Below Target Price Offer. The FS Entities shall, if they so desire, exercise such right by delivering to such Person written notice of election prior to 5:00 p.m. Los Angeles time on or before the final day of such additional 20-day period (and shall identify the committed source of financing or evidence that the FS Entities are able to effect the purchase), and such Person and the FS Entities shall then negotiate a definitive acquisition agreement, in each case in the manner contemplated by Section 2(b) above. If the FS Entities do not elect to accept the offer to purchase such shares on such terms within such 20-day period or if such Person and the FS Entities are unable to conclude negotiations of a definitive agreement within 30 days of the date of the acceptance of the Below Target Price Offer, such Person shall have 60 days to consummate the sale of such shares at a price and upon terms that are not materially less favorable to such Person than the price and terms specified in the Below Target Price Offer.

               (e) Exempt Transfers. The FS Entities' rights under this Section
                   ----------------
2 shall not apply to (i) transfers by Sodini or the Chase Entities in connection with a public offering of shares of Common Stock pursuant to a registration statement filed with and declared effective by the SEC, (ii) transfers pursuant to Rule 144 of the Securities Act or (iii) transfers permitted by Section 6 below.

               (f) Transferees Bound.  The obligations of each of Sodini and the
                   -----------------
Chase Entities pursuant to this Section 2 shall be binding upon any transferee of any of the shares of Common Stock held by such Persons, and Sodini and each of the Chase Entities shall obtain and deliver to the FS Entities a written commitment to be bound by such provisions from such transferee prior to any transfer.

         3.    Obligation to Sell Securities.
               -----------------------------

               (a) Sale Requirement.  Subject to Section 6(a), if the FS
                   ----------------
Entities find a third-party buyer, who is not an Affiliate of the FS Entities, for all, but not less than all, of the shares of Common Stock held by the FS Entities (whether such sale is by way of purchase, merger or other form of transaction), upon the request of the FS Entities, Sodini and each of the Chase Entities shall sell all of their respective shares of Common Stock to such third-party buyer pursuant to the terms and conditions negotiated by the FS Entities for the sale of all the shares of Common Stock held by the FS Entities. Sodini and each of the Chase Entities further agrees to timely take such other actions as the FS Entities may reasonably request to enforce each of Sodini's and the Chase Entities' respective obligation to sell his and its shares of Common Stock and otherwise as necessary in connection with the approval of the consummation of such sale, including any approval by the Company's stockholders of such sale.

               (b) Conditions to Sale Requirement.  The obligations of each of
                   ------------------------------
Sodini and the Chase Entities pursuant to this Section 3 are subject to the satisfaction of the following conditions:

                    (i)   Upon the consummation of a transaction as described in
          Section 3(a) (the "Proposed Transaction"), Sodini and the Chase Entities will each receive the same form and amount of consideration per share, or if the FS Entities are given an option as to the form and amount of consideration to be received, Sodini and the Chase Entities will be given the same option;

                    (ii) No FS Entity or Affiliate of an FS Entity who holds any debt or other securities issued by the Company (i.e., securities other than shares of Common Stock) shall, pursuant to the Proposed Transaction, receive in consideration of such debt or other securities an amount greater than the sum of, without duplication, a) the face amount or liquidation value of such securities, plus b) any accrued but unpaid interest or dividends (including cumulative dividends, if applicable) plus c) any prepayment or redemption premium or penalty set forth in the terms of the agreements evidencing such securities;

                    (iii) Neither Sodini nor any Chase Entity shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Proposed Transaction (excluding modest expenditures for postage, copies, etc.) and neither Sodini nor any Chase Entity shall be obligated to pay more than his or its "pro rata share" of reasonable expenses incurred in connection with a consummated Proposed Transaction to the extent such costs are incurred for the benefit of the FS Entities, Sodini and all Chase Entities selling shares of Common Stock and are not otherwise paid by the Company or the third-party (costs incurred by or on behalf of an FS Entity for its sole benefit will not be considered costs of the Proposed Transaction hereunder);

                    (iv) In the event that either Sodini or the Chase Entities are required to make any representations or indemnities in connection with the Proposed Transaction (other than representations and indemnities concerning each such Person's valid ownership of his or its shares of Common Stock, free of all liens and encumbrances (other than those arising under applicable securities laws), and such Person's authority, power, and right to enter into and consummate such purchase or merger agreement without violating any other agreement), then each of Sodini and each Chase Entity shall not be liable with respect to a sale of such shares for more than his or its "pro rata share" of any liability for misrepresentation or indemnity and such liability shall be capped at no more than his or its "pro rata share" of the total purchase price received in such Proposed Transaction by such Person for such shares; and

                    (v) Neither Sodini nor any Chase Entity shall be obligated to take any action, or refrain from taking any action, that he or it reasonably believes will result in his or in its or any of its Affiliates' violation of any law or order.

                    (vi) As used in this Section 3, a "pro rata share" shall mean the ratio of (i) the total number of shares of Common Stock to be sold by such Person in a Proposed Transaction, to (ii) the total number of shares of Common Stock to be sold by all entities in such Proposed Transaction.

          (c) Transferees Bound.  The obligations of each of Sodini and the
              -----------------
Chase Entities pursuant to this Section 3 shall be binding upon any transferee of any of his or their shares of Common Stock and each of Sodini and each Chase Entity shall obtain and deliver to the FS Entities a written commitment to be bound by such provisions from such transferee prior to any transfer.

         4.    Tag Along Rights.
               ----------------

               (a)  Rights. Neither the FS Entities nor the Chase Entities (each
                    ------
of the foregoing may from time to time be the "Selling Holder") shall sell or otherwise dispose of to any Person (the "Buyer") (other than transfers within the Chase Capital Group pursuant to Section 6) any shares of Common Stock held or beneficially owned by the Selling Holder unless the non-Selling Holder (the "Non-Selling Holder") together with Sodini or any other holder of shares of Common Stock who have rights to participate in sales or other dispositions of such shares by any of the Stockholders pursuant to written agreements by and between such

Stockholder and any such holder (collectively, and together with the Non-Selling Holders, the "Co-Sale Right Holders"), are given an opportunity to sell or otherwise dispose of to the Buyer their respective Pro Rata Share (determined in accordance with Section 4(b) below) of any shares of Common Stock held by such Co-Sale Right Holders (the "Tag Along Rights").

               (b)  TAR Offer. Prior to the consummation by the Selling Holder
                    ---------
of any sale or other disposition of the Selling Holder's shares of Common Stock which is subject to the provisions of Section 4(a), the Selling Holder shall cause the bona fide offer from the Buyer to purchase or otherwise acquire such Selling Holder's shares of Common Stock from the Selling Holder to be reduced to writing (the "TAR Offer") and shall deliver written notice of the TAR Offer, together with a true copy of the TAR Offer (the "TAR Notice"), to each of the Co-Sale Right Holders in the event such proposed sale or other disposition is subject to the Tag Along Rights (a "TAR Sale"). Each TAR Offer shall include an offer to purchase or otherwise acquire from each Co-Sale Right Holder (individually, a "TAR Offeree" and collectively, the "TAR Offerees"), at the same time, at the same price and on the same terms as apply to the sale or other disposition by the Selling Holder to the Buyer and according to the terms and subject to the conditions of this Agreement, not less than the amount of the shares of Common Stock held by such TAR Offeree as shall be equal to the product of (i) the total number of shares of Common Stock which the Buyer desires to purchase or otherwise acquire, times (ii) the TAR Offeree's Pro Rata Share, which is a fraction, the numerator of which is the total number of shares of shares of Common Stock subject to the TAR Offer held by such TAR Offeree on the date of the TAR Notice and the denominator of which is the total number of shares of Common Stock held on such date by the Selling Holder and all the TAR Offerees who elect, pursuant to Section 4(c) below, to accept the TAR Offer. Pursuant to Section 4(d), the Selling Holder may then sell to the Buyer the number of shares of Common Stock remaining after the shares of Common Stock to be sold by the TAR Offerees are subtracted from the number of shares of Common Stock to be sold by the Selling Holder as contained in the TAR Offer.

               (c)  Acceptance Notice.  If a TAR Offeree desires to accept the
                    -----------------
TAR Offer with respect to his or its shares of Common Stock, such TAR Offeree shall do so by delivering to the Selling Holder a written notice stating such TAR Offeree's irrevocable acceptance of the TAR Offer with respect to such TAR Offeree's shares of Common Stock and setting forth the amount of the shares of Common Stock that such TAR Offeree desires to sell to the Buyer (the "Acceptance Notice"), which Acceptance Notice shall be delivered to the Selling Holder within 20 days after the delivery of the TAR Notice to such TAR Offeree. Such Acceptance Notice shall constitute such TAR Offeree's agreement to sell to the Buyer the lesser of (i) the amount of such TAR Offeree's shares of Common Stock which such TAR Offeree is entitled to sell to the Buyer pursuant to this Section 4 and (ii) the amount of such TAR Offeree's shares of Common Stock which such TAR Offeree desires to sell to the Buyer as set forth in such TAR Offeree's Acceptance Notice. In addition, such Acceptance Notice shall include (i) a written undertaking of the TAR Offeree to deliver, at least three business days prior to the expected date of the consummation of such sale or other disposition to the

Buyer as indicated in the TAR Notice, such documents (including stock assignments and stock certificates, if any) as shall be reasonably required to transfer the amount of such TAR Offeree's shares of Common Stock that such TAR Offeree agrees to sell to the Buyer pursuant to the TAR Offer and (ii) a limited power-of-attorney authorizing the Selling Holder to transfer such shares to the Buyer pursuant to the terms of the TAR Offer. If a TAR Offeree does not deliver an Acceptance Notice to the Selling Holder in accordance with the provisions of this Section 4(c), such TAR Offeree shall be deemed to have irrevocably rejected the TAR Offer.

               (d)  Consummation.  If there is a decrease in the price to be
                    ------------
paid by the Buyer for the shares of Common Stock to be sold from the price set forth in the TAR Offer, which decrease is acceptable to the Selling Holder or other material change in terms which are less favorable to the Selling Holder but which are acceptable to the Selling Holder, the Selling Holder shall notify the TAR Offerees of such decrease or other material terms, and each TAR Offeree shall have five business days from the date of receipt of the notice of such decrease to reduce the shares of Common Stock he or it will sell to such Buyer as previously indicated in the applicable Acceptance Notice. The Selling Holder shall act as agent for the TAR Offerees in connection with such sale or other disposition and shall cause to be remitted promptly to each of the TAR Offerees the total consideration for the shares of Common Stock sold by such TAR Offeree pursuant thereto, which consideration shall be in the same form as the consideration received by the Selling Holder and shall be net of such TAR Offeree's applicable portion of the expenses of such sale or other disposition, as provided in Section 4(e) below. The Selling Holder shall furnish, or shall cause to be furnished, promptly such other evidence of the consummation and time of consummation of such sale or other disposition and the terms thereof as shall be reasonably requested. If the Selling Holder does not complete such sale or other disposition, the Selling Holder shall return to the TAR Offerees all documents (including stock assignments and stock certificates, if any) and powers-of-attorney which the TAR Offerees delivered to the Selling Holder pursuant to the terms of this Section 4 or otherwise in connection with such sale or other disposition.

               (e)  Expenses.  Each Co-Sale Right Holder shall bear such
                    --------
holder's pro rata share of the reasonable expenses incurred by the Selling Holder in connection with any sales or other dispositions of such Co-Sale Right Holder's shares of Common Stock made pursuant to the Tag Along Rights.

               (f)  Exempt Sales.  The Tag Along Rights and obligations set
                    ------------
forth in this Section 4 shall not apply to a Public Market Sale.

         5.    Affiliate Transactions.
               ----------------------

               (a) Neither the Company nor any Affiliate will enter into any transaction with any stockholder of the Company or any Affiliate thereof or with any member of management of the Company unless the terms and conditions of such transaction are no less favorable to the Company or its Affiliate, as the case may be, than would be obtained in a comparable arm's length transaction with an unaffiliated third party.

               (b) As long as the Chase Entities (or any of them) own shares of Common Stock, no FS Entity or any Affiliate of an FS Entity will be entitled to payment of fees except for services rendered in connection with a material acquisition, merger, divestiture, reorganization or restructuring, provided that such fee is no more favorable to the FS Entity or an Affiliate of the FS Entity than would be available from a nationally recognized investment banking firm, and provided, further, that such fee shall not be payable without the consent of the Majority Chase Entities, as defined below, if the FS Entity is selling its entire interest in an acquisition, merger, reorganization or restructuring transaction. The foregoing shall not prevent payment after the date hereof of a fee of $2,000,000 to an FS Entity or an Affiliate of an FS Entity in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement.

         6.    Transfers; Transfers Within Chase Capital Group.
               -----------------------------------------------

               (a) Prior to February 18, 1998, no Chase Entity shall sell, assign, transfer, hypothecate, encumber or otherwise dispose of (collectively, a "Transfer") any shares of Common Stock or any right, title or interest therein, without the consent of the FS Entities. Except as otherwise set forth in Section 3, prior to February 18, 1998, no FS Entity shall sell, assign, transfer, hypothecate, encumber or otherwise dispose of any shares of Common Stock, or any right, title or interest therein, without the consent of the Majority Chase Entities. Any attempt to Transfer any shares of Common Stock, or any right, title or interest therein, other than in compliance with this Agreement, shall be null and void, and the Company shall not give effect to any such attempted transaction or transfer.

               (b) For purposes of this Agreement, "Chase Capital Group" means and includes (i) The Chase Manhattan Corporation, (ii) entities that are Affiliates of The Chase Manhattan Corporation and (iii) entities the majority of the equity owners of which are employees, officers or directors of any of the foregoing. Notwithstanding anything in this Agreement to the contrary, any member of the Chase Capital Group may Transfer its shares of Common Stock to other members of the Chase Capital Group without restriction, provided that any transferee agrees to be bound by provisions in this Agreement, and members of the Chase Capital Group may purchase shares of Common Stock from BP upon the Transfer of such shares of Common Stock by BP to such members, including without limitation, any Transfer resulting from the enforcement of a security interest by Chase in such shares existing as of the date hereof pursuant to the terms of a pledge agreement between Chase and BP (the "Pledge Agreement"), provided that the Transfer of such shares of Common Stock by BP or Chase in connection with the enforcement by Chase of its rights under the Pledge Agreement to any person other than a member of the Chase Capital Group shall be subject to Section 2 hereof, and provided, further, that, to the extent the terms of the Pledge Agreement are contrary to or otherwise inconsistent with the terms of this Agreement, the terms of this Agreement shall supersede all such contrary or inconsistent terms. In the event of a Transfer within the Chase Capital Group, all references to "Chase" or the "Chase Entities" shall thereafter refer to each of the members of the Chase Capital Group with respect to the shares of Common Stock owned by such member. The FS Entities' Tag Along Rights pursuant to Section 4 will not apply to Transfers within the Chase Capital Group, or to Transfers from BP to the Chase Capital Group.

          7.   Regulatory Compliance Cooperation.
               ---------------------------------

               (a) In the event that an SBIC determines that it has a Regulatory Problem (as defined below), the Company agrees to use commercially reasonable efforts to take all such actions as are reasonably requested by such SBIC in order (i) to effectuate and facilitate any transfer by such SBIC of any Securities (as defined below) of the Company then held by such SBIC to any Person designated by such SBIC and approved by the FS Entities (with such approval not to be unreasonably withheld), (ii) to permit such SBIC (or any Affiliate of such SBIC) to exchange all or any portion of the voting Securities then held by such Person on a share-for-share basis for shares of a class of non-voting Securities of the Company, which non-voting Securities shall be identical in all respects to such voting Securities, except that such new Securities shall be non-voting and shall be convertible into voting Securities on such terms as are requested by such SBIC in light of regulatory considerations then prevailing, (iii) to continue and preserve the voting interests with respect to the Company arising out of such SBIC's ownership of voting Securities before the transfers and amendments referred to above (including entering into such additional agreements as are requested by such SBIC to permit any Person(s) designated by such SBIC and approved by the FS Entities (with such approval not to be unreasonably withheld) to exercise any voting power which is relinquished by such SBIC upon any exchange of voting Securities for nonvoting Securities of the Company) and (iv) entering into such additional agreements, adopting such amendments to this Agreement, the Certificate of Incorporation and Bylaws of the Company and other relevant agreements and taking such additional actions, in each case as are reasonably requested by such SBIC in order to effectuate the intent of the foregoing.

               If an SBIC elects to transfer Securities of the Company to a Regulated Holder (as defined below) in order to avoid a Regulatory Problem, the Company shall enter into such agreements with such Regulated Holder as it may reasonably request in order to assist such Regulated Holder in complying with applicable laws, rules and regulations to which it is subject. Such agreements may include restrictions on the redemption, repurchase or retirement of Securities of the Company that would result or be reasonably expected to result in such Regulated Holder holding more voting securities or total securities (equity and debt) than it is permitted to hold under such regulations.

               (b) In the event an SBIC has the right to acquire any of the Company's Securities (as the result of a preemptive offer, pro rata offer or otherwise), at such SBIC's request the Company will offer to sell to such SBIC non-voting Securities on the same terms as would have existed had such SBIC acquired the Securities so offered and immediately requested their exchange for non-voting Securities pursuant to paragraph (a) above.

               (c) In the event that any subsidiary of the Company ever offers to sell any of its Securities to an SBIC, then the Company will cause such subsidiary to enter into agreements with such SBIC substantially similar to this
Section 7 and Section 8.

               (d)  For purposes of this Section 7:

                    (i) "Regulated Holder" means any holder of the Company's Securities that is (or that is a subsidiary of a bank holding company that is) subject to the various provisions of Regulation Y of the Board of Governors of the Federal Reserve Systems, 12 C.F.R., Part 225 (or any successor to Regulation Y);

                    (ii) "Regulatory Problem" means (A) any set of facts or circumstances wherein it has been asserted by any governmental regulatory agency (or an SBIC believes that there is a significant risk of such assertion) that such Person (or any bank holding company that controls such Person) is not entitled to hold, or exercise any material right with respect to, all or any portion of the Securities of the Company which such Person holds or (B) when such Person and its Affiliates would own, control or have power (including voting rights) over a greater quantity of Securities of the Company than is permitted under any law or regulation or any requirement of any governmental authority applicable to such Person or to which such Person is subject; and

                    (iii) "Securities" means with respect to any Person, such Person's capital stock or any options, warrants or other Securities which are directly or indirectly convertible into, or exercisable or exchangeable for, such Person's capital stock (whether or not such derivative Securities are issued by the Company). Whenever a reference herein to Securities refers to any derivative Securities, the rights of an SBIC shall apply to such derivative Securities and all underlying Securities directly or indirectly issuable upon conversion, exchange or exercise of such derivative Securities.

               (e) Any transferee of Securities from Buyer must agree in writing to be bound by all of the provisions of this Agreement.

          8.   Information Rights and Related Covenants.
               ----------------------------------------

               (a) Within 75 days after the closing of a purchase of shares of Common Stock pursuant to the terms of the Stock Purchase Agreement, the Company shall provide to each SBIC a certificate of its chief financial officer (i) verifying (and describing in reasonable detail) the use of the proceeds of such SBIC's financing and (ii) certifying compliance by the Company with the provisions of this Agreement and any purchase or subscription agreement to which such SBIC is a party. In addition to any other rights granted hereunder, the Company shall provide each SBIC, any Affiliate of such SBIC and the SBA access to its books and records for the purpose of verifying the use of the proceeds of such Person's financing and for all other purposes required by the SBA.

               (b) Promptly after the end of each fiscal year (but in any event prior to February 28 of each year), the Company shall provide to each SBIC a written assessment, in form and substance satisfactory to such SBIC, of the economic impact of such SBIC's financing hereunder, specifying the full-time equivalent jobs created or retained, the impact of the financing on the Company's business in terms of expanded revenue and taxes and other appropriate economic benefits, including, but not limited to, technology development or commercialization, minority business development, urban or rural business development, expansion of exports and assistance to manufacturing firms.

               (c) Upon the request of an SBIC or any Affiliates of an SBIC, the Company will (i) provide to such Person such financial statements and other information as such Person may from time to time request for the purpose of assessing the Company's financial condition and (ii) furnish to such Person all information requested by it in order for it to prepare and file SBA Form 468 and any other information requested or required by any governmental agency asserting jurisdiction over such Person.

               (d) For a period of one year following the date hereof, neither the Company nor any of its subsidiaries will change its business activity if such change would render the Company ineligible to receive financial assistance from a Small Business Investment Company under the Small Business Investment Act and the regulations thereunder. If the Company breaches this covenant, then, in addition to all other remedies available to each SBIC, such SBIC may demand that the Company immediately repurchase all securities acquired by such SBIC at the purchase price paid therefor.

               (e) The Company will at all times comply with the non-discrimination requirements of 13 C.F.R., Parts 112, 113 and 117.

         9.    Observer Rights.  From and after August 19, 1996, the Chase
               ---------------
Entities shall no longer be entitled to designate one non-voting observer (the "Observer") to be admitted to each meeting of the Board of Directors of the Company and each subsidiary, including telephonic meetings.

         10.   Representation on the Board of Directors.  Subject to the
               ----------------------------------------
terms and conditions of this Section 10, and provided that the Chase Entities own at least ten percent (10%) of the outstanding Common Stock of the Company, at each annual or special meeting of stockholders of Company, or in any written consent executed in lieu of a stockholder meeting, at or pursuant to which persons are being elected to fill positions on the Board of Directors of Company, each of the FS Entities and the Chase Entities agrees to exercise, or cause to be exercised, voting rights with respect to Voting Securities then owned or held of record by such entity in such a manner that a candidate designated by a majority vote of the shares of Common Stock held by the Chase Entities (the "Majority Chase Entities") shall be elected to fill and continue to hold one of the positions on the Board of Directors of the Company. If at any time from and after the date hereof, the Majority Chase Entities shall notify the FS Entities of its desire to remove any director previously designated by the Majority Chase Entities to serve on the Board of Directors of the Company, each of the FS Entities agrees to exercise or cause to be exercised voting rights with respect to Voting Securities owned or held of record by such entity so as to remove such director of the Company. If at any time from and after the date hereof, any director previously designated by the Majority Chase Entities to serve on the Board of Directors of the Company ceases to be a director (whether by reason of death, resignation, removal or otherwise), the Majority Chase Entities shall be entitled to designate a successor director to fill the vacancy created thereby, and each of the FS Entities agrees to exercise its voting rights with respect to Voting Securities owned or held of record by such entity so as to elect such designee as a director of Company. The Majority Chase Entities may not assign their rights pursuant to this Section 10 and such rights will terminate if the Majority Chase Entities hold less than ten percent (10%) of the Company's outstanding Common Stock.

         11.   Copy of Agreement. A copy of this Agreement and all amendments
               -----------------
hereto shall be filed with the Secretary of the Company and shall be kept at the principal executive offices of the Company.

         12.   Governing Law.  This Agreement shall be governed by and construed
               -------------
and enforced in accordance with the laws of the State of Delaware without regard to the conflicts of laws rules thereof.

         13.   Successors and Assigns. Except for the right set forth in Section
               ----------------------
10 of this Agreement, which is not assignable, the FS Entities and the Chase Entities may assign their respective rights under this Agreement in connection with the transfer or sale of at least 50% of the Securities held by each; provided, however, that any such transfer or sale must be in compliance with this Agreement and all applicable federal and state securities laws. Any transferee of Securities will be bound by all obligations of the transferring party hereunder and shall obtain a written undertaking to be so bound prior to any such transfer. Each of the Chase Entities only may assign its rights under this Agreement to only one (1) assignee and such assignee shall not be entitled to further assign such rights.

         14.   Continuation of Rights and Obligations. All of the FS Entities'
               --------------------------------------
and the Chase Entities' other rights and obligations shall continue in full force and effect following the Company's initial public offering of shares of Common Stock pursuant to an effective registration statement.

         15.   Amendment and Waiver. This Agreement may be amended, modified or
               --------------------
supplemented, and compliance with any provision hereof may be waived, only with the written consent of the FS Entities, the Majority Chase Entities and Sodini, and any amendment, modification, supplement or waiver so consented to in writing shall be binding upon the parties hereto and all transferees of shares of Common Stock held by any of the FS Entities, the Majority Chase Entities and Sodini.

         16.   Interpretation. The headings of the sections contained in this
               --------------
Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect the meaning or interpretation of this Agreement.

         17.   Notices. All notices and other communications provided for or
               -------
permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or delivered by telecopier (with receipt confirmed) or three (3) days after deposit in the mail, by registered or certified mail (return receipt requested) postage prepaid, (i) if to the FS Entities, at Freeman Spogli & Co. Incorporated, 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025, Attention: William M. Wardlaw, telecopier: (310) 444-1870, (ii) if to the Chase Entities, at Chase Capital Partners, L.P., 380 Madison Avenue, 12th Floor, New York, New York 10017,
Attention: Christopher C. Behrens, telecopier: (212) 622-3101 and (iii) if to Sodini, The Pantry, Inc., 1801 Douglas Drive, Sanford, North Carolina 27330, telecopier: (919) 774-3329 (or at such other address or telecopier number for any party as shall be specified by like notice provided that notices of a change of address or telecopier number shall be effective only upon receipt thereof).

         18.   Legends. All certificates evidencing shares of Common Stock that
               -------
are issued to the FS Entities, the Chase Entities and Sodini shall be legended as follows (in addition to any other legend required to be placed thereon):

         "THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS WITH RESPECT TO THE TRANSFER AND VOTING THEREOF AS SET FORTH IN THAT CERTAIN AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT DATED AS OF OCTOBER 23, 1997, WHICH MAY BE VIEWED AT THE PRINCIPAL PLACE OF BUSINESS OF THE CORPORATION AND A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER WITHOUT CHARGE UPON WRITTEN REQUEST THEREFOR."

         19.   Further Assurances.  The Company covenants and agrees that it
               ------------------
will act in good faith to preserve for the FS Entities, the Chase Entities and Sodini the benefits of this Agreement and that it will take no voluntary action to impair the benefits hereof or to avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder or to deny to the FS Entities, the Chase Entities or Sodini any of the benefits or protections contemplated hereby.

         20.   Injunctive Relief. It is acknowledged that it will be impossible
               -----------------
to measure in money the damages that would be suffered if the parties hereto fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved party hereto will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

         21.   Counterparts.  This Agreement may be executed in two or more
               ------------
counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         22.   Entire Agreement. This Agreement is intended by the parties
               ----------------
hereto as a final expression of their agreement, and is intended to be a complete and exclusive statement of the parties hereto in respect of the subject matter contained herein. This Agreement is intended to and does hereby supersede entirely in all respects the Old Stockholders' Agreement, which shall terminate and have no further force or effect.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                             THE PANTRY, INC.,
                             a Delaware corporation


                             By:  /s/  WILLIAM T. FLYG
                                  ----------------------------------------
                                  Name:  William T. Wardlaw
                                         ---------------------------------
                                  Title: Senior Vice President - Finance and
                                         Chief Financial Officer
                                         ---------------------------------


                             FS EQUITY PARTNERS III, L.P.,
                             a Delaware limited partnership

                             By:  FS Capital Partners, L.P.
                                  Its: General Partner

                                  By:  FS Holdings, Inc.
                                  Its: General Partner


                                          By: /s/ WILLIAM M. WARDLAW
                                              ----------------------------
                                             Name: William M. Wardlaw
                                                   -----------------------
                                             Title: Vice President
                                                    ----------------------


                             FS EQUITY PARTNERS INTERNATIONAL, L.P.,
                             a Delaware limited partnership

                             By:  FS&Co. International, L.P.
                             Its: General Partner

                                  By:  FS International Holdings Limited
                                  Its: General Partner

                                       By: /s/ WILLIAM M. WARDLAW
                                          -----------------------------
                                          Name:  William M. Wardlaw
                                                 ----------------------
                                          Title: Vice President
                                                 ----------------------

                             CHASE MANHATTAN CAPITAL, L.P.
                             a Delaware limited partnership

                                     By:  Chase Manhattan Capital Corporation
                                     Its: General Partner

                                     By:    /s/ DONALD HOFMANN
                                            ------------------------------
                                     Name:  Donald Hofmann
                                            ------------------------------
                                     Title: General Partner
                                            ------------------------------


                             CB CAPITAL INVESTORS, L.P.,
                             a Delaware limited partnership

                                     By:  CB Capital Investors, Inc.
                                     Its: General Partner

                                     By:    /s/ DONALD HOFMANN
                                            ------------------------------
                                     Name:  Donald Hofmann
                                            ------------------------------
                                     Title: General Partner
                                            ------------------------------


                             BASEBALL PARTNERS,
                             a New York general partnership

                             By:  /s/ CHRISTOPHER BEHRENS
                                  ----------------------------------------
                                  Name:  Christopher Behrens
                                         ---------------------------------
                                  Title:  General Partner


                             PETER J. SODINI

                             By:  /s/ PETER J. SODINI
                                  ----------------------------------------
                                    Peter J. Sodini